Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Percentage of Ownership
Droneify Ltd.	Ontario, Canada	84.15%
2659498 Ontario Ltd.	Ontario, Canada	100%